Exhibit 99.1

NEWS RELEASE

Kaman Corporation
Bloomfield, CT USA

P 860.243.7100
www.kaman.com

KAMAN COMPLETES SALE OF DISTRIBUTION SEGMENT TO LITTLEJOHN & CO.

BLOOMFIELD, Connecticut (August 26, 2019) - Kaman Corp. (NYSE:KAMN) announced today that it has completed the sale of its Distribution segment to affiliates of Littlejohn & Co. for total cash consideration of $700 million, excluding certain working capital adjustments.

Kaman is a premier designer and manufacturer of critical components, structures, and systems for commercial, military and industrial customers through its Aerospace business, and operates fourteen facilities around the world with approximately 3,000 employees.

“The completion of the sale of our Distribution segment marks a return to Kaman’s roots as a highly focused aerospace and engineered products company,” said Neal J. Keating, Chairman, President and CEO. “With a stronger balance sheet and increased financial flexibility, Kaman is well positioned to invest in new technologies, to deliver innovative solutions that meet our customers’ needs, and to pursue strategic acquisition opportunities that will accelerate our future growth.”

Kaman plans to use proceeds from the transaction to pay down debt outstanding under its credit facility, accelerate internal development efforts, pursue strategic acquisitions focused on attractive engineered product end markets and continue returning capital to shareholders.

About Kaman Corporation
Kaman Corporation produces and/or markets widely used proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; production of the K-MAX® medium-to-heavy lift helicopter and support for the company's SH-2G Super Seasprite maritime aircraft. The company, which was founded in 1945 by aviation pioneer Charles H. Kaman, is headquartered in Bloomfield, Connecticut. More information is available at www.kaman.com.

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Contacts:
Kaman Corporation:
James Coogan
VP, Investor Relations
(860) 243-6342
James.Coogan@kaman.com